Exhibit 10.94


                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

         This Settlement Agreement and Mutual Release ("2nd Settlement Agreement") is entered into as of May 1, 2005 (the "Effective Date") by and between Headwaters Incorporated (formerly known as Covol Technologies, Inc.) ("Headwaters"), on the one hand, and Square D Company ("Square D"), Arthur J. Gallagher & Co. ("Gallagher") and AJG Financial Services, Inc. ("AJG") on the other hand. The foregoing parties will hereinafter collectively be called the "Parties."

                                    Recitals

         The Parties acknowledge and agree:

         A. On December 27, 1996 AJG and Headwaters entered into a contract entitled Agreement Concerning Additional Facilities (the "License Agreement").

         B. On October 22, 1997 AJG and Headwaters entered into a letter agreement (the "Letter Agreement") which, among other things, modified the License Agreement and established royalties in connection with the Algoma Facility, as defined below.

         C. On June 26, 2000 AJG, Headwaters, and Square D entered into a Settlement Agreement and Release (the "1st Settlement Agreement") related to the Utah 1 Facility, as defined below.

         D. On October 17, 2001, Headwaters commenced litigation against AJG in the Fourth Judicial Court for Utah County, State of Utah, Case No. 000403381 (the "1st Litigation"). During the course of the 1st Litigation, Headwaters and AJG asserted claims against each other relating to the operation of and royalties payable under the License Agreement and the Letter Agreement from the following synthetic fuel manufacturing facilities:

         (i) two double-line synthetic fuel production facilities (hereinafter the "AJG Lines" or as termed in the License Agreement, the "Facilities") owned initially by AJG and placed in service at Pawnee, Illinois, and later relocated to Wateree and Winyah, South Carolina;

         (ii) one production line (hereinafter the "Algoma Facility") initially owned by Headwaters and located at Algoma, West Virginia, and later relocated to Kentucky.

         E. On June 7, 2002 Headwaters commenced litigation against AJG and Square D in the Fourth Judicial Court for Utah County, State of Utah, Case No. 010402901 (the "2nd Litigation"). During the course of the 2nd Litigation, the Parties asserted claims and defenses related to payments under the 1st Settlement Agreement related to the following synthetic fuel manufacturing facility:

         one production line (hereinafter the "Utah 1 Facility") owned initially by Headwaters and placed in service at Price, Utah, and later relocated to Canadys, South Carolina.

         F. On February 12, 2005, the jury in the 1st Litigation rendered a verdict in favor of Headwaters on some of the claims in the amount of $175,294,532 and a verdict in favor of AJG on some of the counterclaims in the amount of $270,734. The claims addressed in the jury's verdict included claims by Headwaters against AJG for unpaid royalties due and owing on the AJG Lines through December 31, 2004 and various counterclaims by AJG against Headwaters. The Court entered a net judgment on the verdict in the amount of $175,023,798 in favor of Headwaters on February 22, 2005 (the "Judgment").

         G. The remaining unresolved claim in the 1st Litigation, which consists of Headwaters' claim against AJG for declaratory relief relating to royalty obligations in calendar year 2005 and thereafter on production from the AJG Lines, is pending before the Court.

         H. There has been no trial in the 2nd Litigation.

         I. Gallagher is the parent corporation of AJG.

         J. Headwaters and AJG deem it to be in their mutual best interests to modify and extend the license provided for under the License Agreement.

         K. Headwaters, on the one hand, and Square D and Gallagher and AJG on the other hand, desire finally and fully to resolve all claims that have been or could have been asserted by each party against each other in the 1st Litigation and the 2nd Litigation, as the case may be, and all other claims between them, subject to the limitations set forth in this 2nd Settlement Agreement, without further expenditure of time or expense of litigation and without admitting liability.

                                    Agreement

         In consideration of the covenants, promises, mutual releases and payments set forth herein, and intending to be legally bound, the Parties agree to the following terms, conditions and releases:

         1. Gallagher or AJG will make the following payments to Headwaters:

         (a) Gallagher and AJG jointly and severally will pay Headwaters the sum of $50 million in currently available funds within five days of the Effective Date. The Parties agree that $6,509,000 of this amount will constitute reimbursement of Headwaters' legal fees and expenses in conducting the Lawsuit, and that the balance of said $50 million payment shall be in complete settlement and satisfaction of the Judgment. This payment will be made by wire transfer in accordance with the following instructions:

                           Bank Name:           Bank One, N. A.
                           ABA #:               124001545
                           Account #:           6020641403407
                           Account Name:        Headwaters, Inc.
                           SWIFT Code:          BONEUS44

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         (b) In consideration of Headwaters' agreement to modify the License
Agreement and for the right to use the technology and other rights granted therein during the period commencing January 1, 2005 and ending December 31, 2014, in accordance with paragraph 2 below, Gallagher and AJG, jointly and severally, shall pay Headwaters the additional sum of $70 million, together with simple interest at the rate of 4% per annum from the Effective Date hereof. Such payment shall be made on or before January 15, 2006, in accordance with the wire transfer instructions set forth in subparagraph 1(a), above, regardless of whether license rights or technology are claimed to be used.

         2. AJG and Headwaters hereby modify the License Agreement as of January 1, 2005, as follows:

         (a) Section 3 of the License Agreement as amended is further modified by deleting the text thereof in its entirety and replacing it with the following:

                  "AJG and Arthur J. Gallagher & Co. ("Gallagher") will jointly and severally pay Headwaters additional amounts for each of calendar years 2005, 2006 and 2007 ("Modification Payments") in the amount of $0.135 per dollar of tax credit earned on all production from the Facilities for calendar years 2005, 2006 or 2007, whichever is applicable, but in no event more than $20 million for such calendar year. For example, if tax credits for calendar year 2005 for all applicable production for such year from the Facilities was $160 million before any phase out of tax credits under Section 29 of the Internal Revenue Code and then a 30% phase out was applied, the required payment would be $15,120,000 ($160 million x 70% x $0.135).

                  On or before each February 15, May 15, August 15 and November 15, commencing May 15, 2005 and ending February 15, 2008, AJG shall cause a written report to be prepared and delivered to Headwaters which sets forth the aggregate production of synthetic fuel ("Synfuel") from the Facilities during the immediately preceding calendar quarter which report shall be accompanied by a check payable to the order of Headwaters in the amount referred to in the immediately preceding paragraph above as it relates to the reported production from the Facilities; provided, however, that the payments under this section for any calendar year shall terminate when the aggregate payments made with respect to such year's production pursuant to this section shall equal $20 million. Any such payment which is not made when it is due shall bear interest from the due date thereof until it shall be paid in full at the simple rate of four percent (4%) per annum, with respect

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

                  to any payment due for production in calendar year 2005, and at the simple rate of eight (8%) per annum, with respect to any payment due for production in calendar years 2006 or 2007.

                  Within forty five (45) days after the Internal Revenue Service publishes its annual inflation adjustment factor pursuant to
                  Section 29(d)(2), AJG and Headwaters shall mutually determine whether there has been any underpayment or overpayment, as the case may be, of amounts for which AJG is obligated to pay Headwaters pursuant to this section above. AJG shall pay to Headwaters the amount of any underpayment, or Headwaters shall pay to AJG the amount of any overpayment, as the case may be, within said forty five (45) day period. Any amount which is not paid prior to the expiration of said forty five (45) day period shall bear interest from the expiration date of said forty five (45) day period until payment is received in full at the applicable rate of interest specified in the immediately preceding paragraph.

                  Payments hereunder shall be based on 100% of the production from the Facilities, regardless of whether AJG or its partners actually use the tax credits, regardless of where the Facilities are located at the time of production, regardless of any change in ownership of the Facilities and regardless of what technology or process AJG and its partners claim to use in producing the synfuel that qualifies for tax credits."

         (b) The License Agreement, section 5, Records; Inspection; Confidentiality, is modified by adding the following to the end thereof:

                  "Disputes concerning payment obligations under section 3 hereof shall be attempted to be resolved by the parties first by discussion between the respective Chief Financial Officers of Headwaters and Gallagher. If such discussions are unsuccessful, the parties shall submit the dispute to nonbinding mediation within 30 days of the date the dispute first arises. If the parties are unable to agree upon a mutually acceptable mediator, one shall be appointed by the Utah director of the American Arbitration Association. If mediation is unsuccessful, the parties shall have the right to file suit in any Utah state court."

         (c) The License Agreement, section 8, Term, is modified by deleting the text thereof in its entirety and replacing it with the following:

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                  "This Agreement and the license granted hereunder shall be for the period from the Closing Date to and including December 31, 2014 and AJG and any entity in which AJG has or had any ownership interest (or any transferee thereof or any purchaser of the assets of any such entity) shall have the unrestricted right, power, privilege and authority to use any technology and other rights granted in, or contemplated by, this Agreement through and including December 31, 2014; provided however, that the obligations to pay the Modification Payments shall continue only for the periods described in section 3 hereof, it being understood and agreed that no further amounts shall be payable at any time beyond the amounts provided for in section 3 respecting the subject matter of this Agreement."

         3. Utah 1 Facility Payments. Square D and AJG shall continue to make Net Benefit payments to Headwaters relating to the Utah 1 Facility under the 1st Settlement Agreement as such payments have historically been calculated by AJG in the manner reflected on Exhibit A attached hereto. Payments shall be made by Square D and AJG to Headwaters on each February 15, May 15, August 15 and November 15, and each such payment shall be accompanied by a written report in the manner reflected on Exhibit A. Any payment not made when due shall bear interest from the due date thereof until payment in full at the simple rate of four percent (4%) per annum with respect to Net Benefits received with respect to calendar year 2005, and at the simple rate of eight percent (8%) per annum with respect to Net Benefits received with respect to succeeding calendar years. Headwaters, at its sole cost and expense, either directly or through its authorized representative, shall have the right, upon reasonable advance notice and during normal business hours, to inspect the books and records of Square D, AJG, and Coaltech No. 1, LP with respect to the Net Benefits received by Square D and AJG with respect to the Utah 1 Facility. Any dispute shall be resolved in the manner described in section 2(b) above.

         4. Algoma Payments. Headwaters will continue to make payments to AJG relating to the Algoma Facility under the eighth bullet paragraph (as originally counted) of the Letter Agreement at the current rate of 5.9% of net royalties received by Headwaters. Payments shall be made by Headwaters to AJG on each February 15, May 15, August 15 and November 15, commencing May 15, 2005, and each such payment shall be accompanied by a written report prepared by Headwaters which sets forth a detailed calculation of the amount of net royalties received by Headwaters during the immediately preceding quarter. Any payment not made when due shall bear interest from the due date thereof until payment in full at the simple rate of four percent (4%) per annum with respect to net royalties received with respect to calendar year 2005, and at the simple rate of eight percent (8%) per annum with respect to net royalties received with respect to succeeding calendar years. AJG, at its sole cost and expense, either directly or through its authorized representative, shall have the right, upon reasonable advance notice and during normal business hours, to inspect the books and records of Headwaters with respect to the net royalties received by Headwaters with respect to the Algoma Facility. Any dispute shall be resolved in the manner described in section 2(b) above.

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         5. Joint and Several Obligations. The payment obligations of AJG and
Gallagher under sections 1(a), 1(b), 2(a) and 3 (not including Square D's portion of the Net Benefits) of this 2nd Settlement Agreement are joint and several and Gallagher shall not be deemed to have any further payment obligations hereunder.

         6. Mutual Release. Headwaters, on behalf of itself, its parents, subsidiaries, affiliates, officers, directors, shareholders, agents, employees, legal representatives, predecessors, successors, assigns, and their respective parents, subsidiaries, affiliates, officers, directors, shareholders, agents, employees, legal representatives, successors and assigns, and all others claiming by or through Headwaters hereby releases, remises and forever discharges each of AJG, Gallagher, Square D and owners of the AJG Lines and their respective parents, subsidiaries, affiliates, officers, directors, shareholders, partners, agents, employees, legal representatives, successors and assigns and all other acting in concert with them of and from any and all actions, causes of actions, claims, demands, costs, suits, debts, damages, liabilities, obligations, sums of monies, accounts, contracts, promises and/or executions (collectively, "Claims") of any and every kind or nature, at law or in equity, whether known or unknown, which Headwaters and any of such parties have, had or may have in the future, or claim to have for, upon or by reason of, any matter, cause or thing whatsoever, from the beginning of time through the date of this 2nd Settlement Agreement, including but not limited to any and all claims for breach of contract, negligence, intentional tort or statutory violation, with the sole exceptions of any future Claims arising by reason of a breach of (i) this 2nd Settlement Agreement, (ii) the 1st Settlement Agreement,
(iii) the License Agreement, as modified herein; and (iv) the eighth bullet paragraph of the Letter Agreement.

         Each of AJG, Gallagher and Square D, on behalf of itself, its parents, subsidiaries, affiliates, officers, directors, shareholders, agents, employees, legal representatives, predecessors, successors, assigns, and their respective parents, subsidiaries, affiliates, officers, directors, agents, employees, legal representatives, successors and assigns, and all others claiming by or through any of the foregoing ("AJG Releasing Parties") hereby releases, remises and forever discharges Headwaters and its respective parents, subsidiaries, affiliates, officers, directors, shareholders, agents, employees, legal representatives, predecessors, successors and assigns and all other acting in concert with them of and from any and all Claims of any and every kind or nature whatsoever, at law or in equity, whether known or unknown, which AJG Releasing Parties or any of such parties has, had or may have in the future, or claim to have for, upon or by reason of, any matter, cause or thing whatsoever, from the beginning of time through the date of this 2nd Settlement Agreement, including but not limited to any and all claims for breach of contract, negligence, intentional tort or statutory violation, with the sole exceptions of any future Claims arising by reason of a breach of (i) this 2nd Settlement Agreement, (ii) the 1st Settlement Agreement, (iii) the License Agreement, as modified herein; and (iv) the eighth bullet paragraph of the Letter Agreement.

         7. Covenant Not to Sue. This 2nd Settlement Agreement may be pled as a full and complete defense to any claims that may be instituted, prosecuted, or attempted in breach of this 2nd Settlement Agreement. Except for any Claims for breach of this Agreement and the other Claims expressly not released under section 6 above, Headwaters on the one hand, and AJG, Gallagher and Square D on the other hand, hereby covenant never to institute or aid in the institution or prosecution of any claim, action, complaint, charge or suit, whether at law or

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in equity, against the other party or any of their respective parents, subsidiaries, affiliates, officers, directors, shareholders, employees, agents, legal representatives, successors or assigns in any court or administrative agency, or before any other public or private tribunal, which in any way arises from or relates to any event, dispute, or occurrence which arose on or prior to the date of this 2nd Settlement Agreement.

         8. Dismissal. Within five days of the Effective Date, the Parties agree to jointly file motions for the dismissal of the 1st Litigation, including all post-trial motions, and the 2nd Litigation, both with prejudice, and a notice of satisfaction of the Judgment, each party to bear its own costs and attorneys' fees except as paid pursuant to Section 1(a) of this 2nd Settlement Agreement.

         9. Confidentiality. The terms of this 2nd Settlement Agreement and all negotiations and communications relating to this 2nd Settlement Agreement shall not be disclosed to any person or entity except (a) to the extent necessary for accounting, tax, insurance or legal reporting purposes, including disclosure requirements imposed by the securities laws, (b) as may be necessary to fulfill existing third-party contract obligations of the parties; (c) as may be required by law; or (d) to the extent necessary to enforce the terms of this 2nd Settlement Agreement.

         10. Denial of Liability. This 2nd Settlement Agreement is the result of a compromise of disputed claims and shall not be considered or construed as an admission of liability or responsibility by either party. Each party acknowledges the contentions and claims of the other but, by entering into this 2nd Settlement Agreement, does not acknowledge the propriety of such contentions and claims.

         11. Integration Clause. This 2nd Settlement Agreement, plus the 1st Settlement Agreement, the License Agreement, as modified herein, and the eighth bullet paragraph of the Letter Agreement (the "Outstanding Agreements") contain the entire agreement between the Parties relating to the subject matter contained herein and supersedes any and all other prior agreements and negotiations between the Parties leading up to the execution of this 2nd Settlement Agreement, whether oral or in writing. The Parties each acknowledge that no other agreements, covenants, representations or warranties, inducements, promises or statements, express or implied, oral or otherwise have been made by any of the Parties that are not embodied or incorporated by reference herein, and further agree that no other agreement, covenant, representation or warranty, inducement, promise or statement not set forth in writing in the Outstanding Agreements shall be valid or binding.

         12. Representation by Counsel. The Parties hereby acknowledge that each party has been represented by counsel with respect to this 2nd Settlement Agreement and has been fully advised by said counsel with respect to its rights and obligations with respect to this 2nd Settlement Agreement.

         13. Modification or Amendment. This 2nd Settlement Agreement may not be modified or amended except in a writing signed by all Parties.

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         14. Construction and Interpretation. This 2nd Settlement Agreement
shall be construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws. Counsel for each of the Parties has participated in the drafting and negotiation of this 2nd Settlement Agreement and any rule of construction to the effect that any ambiguity shall be construed against the drafting party shall not be applied to this 2nd Settlement Agreement.

         15. Mistake. In entering and making this 2nd Settlement Agreement, the Parties assume the risk of any mistake of fact or law. If the Parties, or any of them, should later discover that any fact they relied upon in entering this 2nd Settlement Agreement is not true, or that their understanding of the facts or law was incorrect, the Parties shall not be entitled to set aside this 2nd Settlement Agreement by reason thereof. This 2nd Settlement Agreement is intended to be final and binding upon the Parties regardless of any mistake of fact or law.

         16. Execution, Counterparts and Facsimile Signatures. This 2nd Settlement Agreement may be executed in counterparts, each of which shall be deemed an original. All counterparts taken together shall constitute one and the same original 2nd Settlement Agreement, with the same force and effect as if all signatures had been entered on one document. Facsimile signatures shall constitute original signatures.

         17. Authority. Each party represents and warrants that the individual signing this 2nd Settlement Agreement on behalf of the party is authorized to do so and binds the party on whose behalf he or she is signing. The parties further represent and warrant that each is the sole holder of the claims being released in this 2nd Settlement Agreement, that the party has not assigned those claims to any other person or entity, and that no one else has any claim, title or interest in or to the claims being released herein.

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         IN WITNESS WHEREOF, the duly authorized individuals below have executed this Settlement Agreement and Mutual Release on behalf of their respective parties as indicated below.


Headwaters Incorporated               Arthur J. Gallagher & Co.



By: /s/ Steven G. Stewart             By:   /s/ John C. Rosengren
   -------------------------             -------------------------------------
Its: CFO                              Its:  V.P., Secretary, & General Counsel


                                      AJG Financial Services, Inc.


                                      By:  /s/ John C. Rosengren
                                          -------------------------------------
                                      Its:  V.P., Secretary, & General Counsel


                                      Square D Company

                                      By: /s/ Vincent A. Inendino
                                         --------------------------------------
                                      Its: Vice President

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